UNITED GOVERNMENT SECURITIES FUND, INC.

     The formula used to calculate the total return is:

                n
        P(1 + T)  = ERV

       Where :  P = $1,000 initial payment
                T = Average annual total return
                n = Number of years
              ERV = Ending redeemable value of the $1,000 investment for the periods shown.

For the one year period from April 1, 1996 to March 31, 1997:

                P =                              $1,000
                n =                                   1
              ERV =                           $1,039.95
                T =                               3.99%

For the period from September 27, 1995 to March 31, 1997:

                P =                              $1,000
                n =                               1.510
              ERV =                           $1,071.62
                T =                               4.69%